Press Release

Company Contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

FOR IMMEDIATE RELEASE

ARBITRON INC. ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

NEW YORK, June 6, 2005 – Arbitron Inc. (NYSE: ARB) today announced that Bill Walsh, executive vice president, Finance and Planning & chief financial officer of the company, has indicated his intention to retire.

Mr. Walsh, who has been with the company for more than 40 years, has agreed to continue in his current role until a new CFO is in place.

Stephen Morris, president and chief executive officer, Arbitron Inc., made the following comments on Mr. Walsh’s retirement, “We extend our most sincere gratitude to Bill for his long and dedicated service to Arbitron, and are especially grateful for his counsel during our spin-off from Ceridian in March of 2001. Under his leadership, we established the necessary systems and financial controls to effectively manage the business and meet the stringent requirements associated with being a public company. Through his diligence and foresight, we have successfully managed our growth and are well positioned to execute on our strategic initiatives going forward.”

Arbitron has retained a leading executive search firm to conduct a search for a new chief financial officer.

Conference Call: Schedule and Access
Arbitron will host a brief conference call at 9:00 a.m. ET today, June 6, to entertain any questions from the investment community related to this announcement. Management will not address issues beyond the scope of this announcement on today’s conference call.

To listen to the call, dial the following telephone number: 877-780-2271 (Domestic) and 973-582-2737 (International). The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

There will be a replay available from 12 p.m. on June 6, 2005, through 11:59 p.m. on June 13, 2005. Please call: 877-519-4471 (Domestic); 973-341-3080 (International); ID Code for Replay: 6141698.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, outdoor advertising companies and the online radio ratings industry in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.